Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 23rd day of April, 2019 (the “Effective Date”) by and between Cyren Ltd. and Cyren Ltd.’s wholly owned U.S. subsidiary, Cyren Inc. (together, “Cyren” or “Company”) and Brett Michael Jackson, a Virginia resident (“Executive”).

PRELIMINARY STATEMENTS

A. The Company desires to employ Executive as Chief Executive Officer (CEO) of Cyren, and Executive desires to be employed by Cyren in said capacity; and

B. Each party desires to set forth in writing the terms and conditions of their understandings and agreements.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement:

1. Position. The Company agrees to employ Executive in the position of CEO of Cyren. While Executive’s formal employment will be with Cyren Inc., Executive shall act as CEO to both Cyren Ltd. and Cyren Inc. Executive shall begin to serve and perform his duties as CEO as soon as practicable, but in no event later than thirty days after the Effective Date on a date to be mutually agreed (“Start Date”). Executive agrees that he will perform the duties that are reasonably consistent with the position of chief executive officers across the country. Executive will report to the Board of Directors of Cyren Ltd. (the “Board”), who may direct or change Executive’s responsibilities from time to time in the best interests of the Company so long as any changes or directions are consistent with the position described above and subject to the terms of this Agreement.

Executive agrees that he will devote his best efforts and all of his business time and attention to all facets of the business of the Company and will faithfully and diligently carry out the duties of CEO. Executive agrees to comply with all written Company policies in effect from time to time, and to comply with all laws, rules and regulations, including, but not limited to, those applicable to the Company.

2. Compensation and Benefits.

a)	Base Salary. The Company agrees to pay Executive a base salary of $365,000 on an annual basis (“Annual Base Salary”). The Company will review Executive’s Annual Base Salary on an annual basis and will adjust as reasonably necessary at the discretion of the Company’s Compensation Committee (the “Compensation Committee”) and Board, subject to the Company’s compensation policy as in effect from time to time and the applicable provisions of the Israeli Companies Law, 1999 and the regulations promulgated thereunder, as amended from time to time.

b)	Bonus. In addition to the compensation outlined above, Executive shall be entitled to receive an annual bonus of up to $225,000, which actual amount shall be determined at the sole discretion of the Compensation Committee and Board, which will be based on pre-determined performance targets approved by the Compensation Committee and Board, and paid on or before the last day of the first quarter following the year in which it is earned. Employee must be employed by the Company for entire previous calendar year to be eligible for payment of such bonus. Executive shall receive a bonus prorated with respect to Executive’s first year of partial employment.

c)	Benefits Generally. In addition to other benefits established by this Agreement, the Company shall make available to Executive, throughout the term of this Agreement, benefits as are generally provided by the Company to its executive officers, (and at a cost to Executive similar to similarly situated executive officers), including but not limited to any group life, health, dental, vision, disability or accident insurance, retirement savings plan, 401(k) plan, or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel. The general obligation contained in this paragraph is not intended, and should not be interpreted, to require the Company to adopt or maintain any particular plan or policy.

d)	Vacation. Executive shall be entitled to 20 days of vacation in each calendar year, in addition to any leave of absence and leave for illness or temporary disability in accordance with the policies of the Company in effect from time to time. Any unused vacation from the previous service year may be carried over in accordance with the Company’s vacation accrual policy.

e)	Reimbursement of Expenses. The Company shall promptly reimburse Executive for all business expenses that are reasonable and necessary and are incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers, or such other information and documentation as the Company may reasonably require, subject to Company policy regarding expense reimbursement applicable to other executives. Executive shall be entitled to be reimbursed for business-class travel for international flights.

f)	Equity Compensation: Executive will be granted 1,080,000 options (representing approximately 2% of Cyren’s issued and outstanding shares as of the date hereof). On the one year anniversary of such grant date, ¼ of the options granted shall vest, and following such anniversary, 1/36 of the remaining options granted shall vest each month over the following 36 months, subject to Executive’s continued service with the Company through each vesting date. Executive will also be granted 810,000 restricted share units (representing approximately 1.5% of Cyren’s issued and outstanding shares as of the date hereof). The RSUs will vest 1/4 per year on the anniversary of the grant date. The above options shall be issued within thirty days after the Start Date, and the RSUs shall be issued upon shareholder approval of the increase of Cyren’s equity pool (anticipated within approximately 90 days following the signing of this Agreement). The above options and RSUs shall also be subject to the terms of Cyren’s Compensation Policy and 2016 Equity Incentive Plan, as may be amended from time to time.

3. Term and Termination.

a)	At-Will Employment. Executive is considered to be an employee “at will.” Executive’s continued employment shall be in accordance with and governed by this Agreement, unless modified by the Parties in writing.

b)	Notice of Termination by Either Party. Executive or the Company may terminate this Agreement for any reason or no reason upon delivering written notice to the other Party. For purposes of termination under this Section 3(b), Executive shall provide at least thirty (30) days’ written notice to the Company, and Company shall provide written notice to the Executive in accordance with Sections 4 and 5, as applicable, unless the termination is for Cause, death or Disability. Such written notice shall be referred to as a “Termination Notice,” and the period of time beginning with the date of the Termination Notice and ending with the Termination Date shall be referred to as the “Notice Period.” The Termination Date will be the date that employment will end as identified in the Termination Notice. At the Company’s election, the Company may expedite the effect of any Termination Notice by paying Executive the amount of salary to be earned through the Termination Date for the Notice Period.

c)	Termination by the Company for Cause. The Company may terminate this Agreement immediately without Notice if the basis for termination is for Cause.

“Cause” means any of the following:

(1) An act of dishonesty or fraud taken in connection with Executive’s responsibilities as employee (other than acts that are immaterial or inadvertent, which acts Executive promptly cures) or failure to abide by Company’s code of conduct or other material policies;

(2) Material breach of fiduciary duty or duty of loyalty owed to Company or material breach of duty to protect confidential information;

(3) Conviction or “no contest” plea to felony or crime involving fraud, embezzlement, dishonesty, misappropriation of funds or other moral turpitude;

(4) Gross negligence or willful misconduct in performance of duties;

(5) Executive’s repeated failure to perform any reasonable assigned duties after written notice from the Board; or

(6) Executive’s action or inaction which, in the reasonable discretion of the Board, causes actual material harm to the Company, its brand, image, executives or property (unless, to the extent curable, such action or inaction is promptly cured upon receipt of notice of Cause from the Board).

d)	Disability. The Company may terminate this Agreement at any time Executive shall be deemed by the Board to have sustained a “Disability.” Executive shall be deemed to have sustained a “Disability” if he shall have been unable to perform his duties for a continuous period of more than 90 days, even with reasonable accommodation, in any twelve-month period or if he qualifies for benefits under the Company’s long-term disability program. In the event that Executive’s employment is terminated due to Executive’s Disability, then Executive shall be entitled to receive:

(1) twelve months accelerated vesting for unvested time-based equity awards following Disability (provided that any unvested options and/or RSUs are forfeited and subject to Executive executing and complying with the severance conditions below); and

(2) continued Company-paid COBRA coverage under Cyren’s health/vision/dental plans for Executive and his eligible dependents for 6 months; and

e)	Death. In the event that Executive’s employment terminates by reason of his death, (i) within 30 days following the date of death, the Company shall pay to Executive’s estate any accrued salary earned through the date of Executive’s death, and (ii) his estate should be entitled to twelve months accelerated vesting for unvested time-based equity awards following his death. Any unvested options and/or RSUs are forfeited.

f)	Employment. Upon termination of this Agreement for any reason, Executive’s employment shall also terminate and cease, and Executive shall be deemed to have voluntarily resigned from any and all positions held with the Company, including with any boards or affiliates of the Company.

g)	Transition Period. For a period of thirty (30) days after the Termination Date (the “Transition Period”) regardless of the reason for termination, Executive agrees to make himself available to assist the Company with transition projects assigned to him by the Board. Executive may be paid at an agreed upon hourly rate based on a per diem rate of 1/365th of Executive’s last Annual Base Salary for any work performed for the Company during the Transition Period.

4. Payment Due Upon Termination of Employment. In the event that Cyren terminates Executive’s employment other than for Cause or death or Disability, other than during the period 1 month before and 12 months after a Change of Control, or Executive terminates for Good Reason, Executive will receive:

a)	advance Notice Period of 3 months followed by a lump sum payment equal to 6 months of his then annual base salary (which salary shall be not less than the amount shown in Section 2);

b)	9 months of accelerated vesting for all unvested time-based equity awards (excluding performance-based awards, if applicable, for which the applicable goals have not been satisfied); and

c)	continued Company-paid COBRA coverage under Cyren’s health/vision/dental plan for Executive and his eligible dependents for 9 months.

All severance payments and benefits will be subject to Executive executing and complying with a release of claims agreement and complying with the confidential information nondisclosure, non-solicitation and non-disparagement covenants to be mutually agreed in good faith in connection with the agreement and as set forth in the Company Confidential Information and Invention Assignment Agreement (“the CIIA”), which is attached to this Agreement as Exhibit A and fully incorporated herein. Executive shall also make all reasonable efforts to transfer his responsibilities to his successor, by, among other things, assisting and coordinating with such successor and helping familiarize him/her with the Company. Severance will not be owed on account of non-renewal of the Agreement in accordance with its terms.

“Good Reason” means any of the following: (i) a material reduction in Executive’s annual base salary or target bonus amount without Executive’s consent; (ii) a change in the geographic location to greater than fifty (50) miles from Cyren’s current Virginia office location at which Executive must perform the services without Executive’s consent; (iii) a change in Executive’s position with the Company which materially reduces Executive’s duties and responsibilities without Executive’s consent or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

In order for Executive to terminate for Good Reason, (i) Executive must notify the Board, in writing, within thirty (30) days of the event constituting Good Reason of Executive’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the facts and events that the Executive believes constitute Good Reason; (ii) the event must remain uncured for thirty (30) days following the date that Executive notifies the Board in writing of Executive’s intent to terminate employment for Good Reason (the “Good Reason Notice Period”), and; (iii) the termination date must occur within sixty (60) days after the expiration of the Good Reason Notice Period.

5. Change of Control Severance. In the event that Cyren terminates Executive’s employment other than for Cause or death or Disability, and Executive’s termination occurs within 1 month before or 12 months after a Change of Control, Executive will receive:

a)	a lump sum payment equal to 6 months of his then annual base salary;

b)	100% accelerated vesting for all unvested time-based equity awards; and

c)	continued Company-paid COBRA coverage under Cyren’s health/vision/dental plan for Executive and his eligible dependents for 6 months.

The release of claims and other conditions to payment of severance outlined above for non-Change of Control severance also will apply.

Executive shall not be entitled to any other compensation, including any equity unless specified herein, upon termination other than as set forth above. Executive shall not make any claim for any other payments.

Upon termination for any reason, Executive will repay to the Company any outstanding amounts owed within 10 days after termination, or, at the Company’s discretion, any outstanding amounts owed may be set off by amounts due to Executive by the Company.

“Change of Control” will mean the occurrence of either of the following events:

a)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Warburg Pincus and/or its affiliates, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or

b)	the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (it being understood that the sale or spinoff of one or more divisions of the Company shall not constitute the sale or disposition of all or substantially all of the Company’s assets).

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the place of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

6. Nondisclosure. Executive’s position with the Company as CEO requires access to the confidential documents and trade secrets of the Company. Upon execution of this Agreement, and in exchange for employment provided to Executive and for Executive’s promises of non-disclosure and other obligations contained in this Agreement, the Company will provide Executive access to the Company’s various trade secrets and confidential or proprietary information, including information he has not received before, consisting of, but not limited to, information relating to: (a) business operations and methods; (b) existing and proposed investments and investment strategies; (c) financial performance; (d) compensation arrangements and amounts (whether relating to the Company or to any of its Executives); (e) contractual relationships (including the terms of this Agreement); (f) business partners and relationships; (g) branding, sourcing, product development or any other creative aspect of the development, purchase or marketing of projects, properties or developments of the Company; (h) marketing strategies; (i) lists with information related to existing or prospective customers, partners or investors; (j) computerized tools and approaches, methodologies, systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, or technical data, regardless of the medium in which any such information is contained, related in any way to the retail businesses conducted by Company; and (k) confidential information provided or prepared by a third party with whom Company is considering to do, or does, business that may be subject to a non-disclosure agreement or confidentiality obligation.

The Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company at all times. Executive further agrees that Executive shall not, without the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.

Upon termination of this Agreement or at any time as reasonably requested by the Company, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within twenty-four (24) hours) after the Termination Date or the date of such request.

7. Notice Under Defend Trade Secrets Act of 2016: Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

8. Non-disparagement. During Executive’s employment and upon the termination of Executive’s employment with the company for any reason, Executive shall not make any disparaging or defamatory statements, whether written or verbal, regarding the Company or the Board. Similarly, Company shall not make any disparaging or defamatory statements, whether written or verbal, regarding the Executive.

9. Non-Compete. In consideration of executive’s terms of engagement, and in order to enable the company to effectively protect its proprietary information and its substantial investments in goodwill, executive agrees and undertakes that he will not, so long as he is engaged with the company and for a period of twelve (12) months following termination of executive’s service for whatever reason, directly or indirectly, be engaged in, executive or contractor for, or otherwise employed by, any business or venture that is engaged in any activities competing with the company and its business activities, or by providing products or services substantially similar to products or services offered by the company in any area where the company provides services or has planned to provide services in the twelve months preceding executive’s termination.

10. Non-Solicit. Executive agrees and undertakes that during his employment and for a period of twelve (12) months following termination of executive’s employment for whatever reason, executive will not, directly or indirectly, including personally or in any business in which executive may be an officer, director or shareholder, solicit for employment or hire any person who is employed by the company or was employed by the company in the three months preceding executive’s termination, or any person retained by the company as a consultant, advisor, contractor, customer, or the like in the twelve months preceding the executive’s termination.

11. Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12. Clawback. Executive will be required to refund any part of his annual performance-based cash rewards paid based on financial results that are proven to be inaccurate and which are restated in the financial statements during the three years following the actual payment of the annual bonus, provided the Executive is still employed by the Company upon publication of the restated financial statements.

13. Corporate Opportunities. Executive acknowledges that during the course of Executive’s employment by the Company, Executive may be offered or become aware of business or investment opportunities in which Company may or might have an interest where the Company does or may do business (a “corporate opportunity”) and that Executive has a duty to advise Board of any such corporate opportunities before acting upon them. Accordingly, Executive agrees that Executive will disclose to the Board any corporate opportunity offered to Executive or of which Executive becomes aware in the same area of business as Cyren.

14. Entire Agreement. This agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, except the CIIA, attached as Exhibit A, which remains in full force and effect.

15. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

If to the Company:

Cyren Inc.

1430 Spring Hill Road
Suite 330
McLean, Virginia 22102

Attention: General Counsel

If to Executive:

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission, electronic transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

16. Governing Law and Venue. This agreement will be governed by and construed in accordance with the laws of the state of Delaware, without regard to any conflict of laws rule or principle which might refer the governance or construction of this agreement to the laws of another jurisdiction. Any legal action in regard to this agreement or arising out of its terms and conditions shall be instituted and litigated only in Delaware subject to section 16 which requires mandatory arbitration for all disputes arising out of or relating to this Agreement.

17. Indemnification. Executive will receive indemnification arrangements no less favorable than Cyren’s other senior executive officers and directors.

18. Injunctive relief. The Executive acknowledges that monetary damages for any breach of sections 6, 8, 9, and/or 10 of the agreement will not be an adequate remedy and that irreparable injury will result to the company, its business and property, in the event of such a breach. For that reason, the Executive agrees that in the event of a breach of sections 6, 8, 9, and/or 10 above, in addition to recovering legal damages, the Company is entitled to proceed in equity for specific performance or to enjoin the Executive from violating such provisions. Executive further agrees and acknowledges that the restrictive covenants in sections 6, 8, 9, and/or 10 of this Agreement are reasonable and intended to protect the valid business interests of the Company. Executive further agrees that the company shall have the right to offset the amount of any damages awarded by the court resulting from a breach by Executive of sections 6, 8, 9, and/or 10 against any remaining payments due Executive under this agreement.

19. Arbitration. Any dispute or controversy based on, arising under or relating to this agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in Delaware, in accordance with the employment arbitration rules and mediation procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement, and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Executive may bring claims only behalf of himself individually; Executive agrees that he will not assert any claims on a class-wide or collective basis. The hearing must take place within 90 days of the filing of a claim. The Company and the Executive agree that only one deposition shall be allowed before the hearing per side and no discovery shall be exchanged other than the production of exhibits to be used at the hearing at least ten (10) business days before the hearing. Within ten (10) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. The arbitrator’s fees and expenses will be borne equally by the parties hereto, and each party shall bear its own costs and attorney’s fees in connection with such arbitration.

20. Assignment. This Agreement is personal to Executive and may not be assigned in any way by executive without the prior written consent of the Company. The Company may assign its rights and obligations under this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same agreement.

22. Amendment. This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

23. Construction. The headings and captions of this agreement are provided for convenience only and are intended to have no effect in construing or interpreting this agreement. The language in all parts of this agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

24. Non-waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and the Executive.

25. Announcement. The Company shall have the right to make public announcements concerning the execution of this agreement and the terms contained herein, at the Company’s discretion and/or in accordance with applicable law.

26. No conflicting obligations. Executive represents that he has not entered into, and agrees not to enter into, any agreement, either oral or written, in conflict with this agreement and/or that would preclude or limit his employment by the company, and confirms that he is under no contractual or other legal obligations that would prohibit him from performing his duties with the company. Executive further represents and agrees that the Company has not sought, and he has not brought, and will not bring with him to the Company, or use in the performance of his responsibilities for the Company, any materials or documents of a former employer or third party which are not generally available to the public, unless he has obtained written authorization from the former employer or other owner for their possession and use and provided the company with a copy of such authorization. Executive further represents that in performing his duties as an executive of the company, he will not utilize any confidential information of a prior employer or third party.

27. Voluntary agreement. Each party to this agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this agreement with legal counsel, has executed this agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this agreement. The parties have participated jointly in the negotiation and drafting of this agreement. If an ambiguity or question of intent or interpretation arises, this agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this agreement. Except as expressly set forth in this agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to executive concerning the state or federal tax consequences to executive regarding the transactions contemplated by this agreement.

28. Code 409A.

a.	General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on Executive and on the Company).

b.	Distributions on Account of Separation from Service. If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made upon Executive incurring a “separation of service” within the meaning of Code Section 409A.

c.	Timing of Payments. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed to be a “specified Executive” for purposes of Code Section 409A, no payments pursuant to, or contemplated by, this Agreement shall be made to Executive by the Company before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Code Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

d.	No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

e.	Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

f.	Tax Reimbursements. Notwithstanding anything in this Agreement to the contrary, Company shall not make any payment, to the extent such payment constitutes deferral of compensation under Code Section 409A, to reimburse the Executive in an amount equal to all or a designated portion of the Federal, state, local, or foreign taxes imposed upon Executive as a result of compensation paid or made available to Executive by the Company. Executive shall be solely responsible for any taxes owed relating to his compensation.

g.	Other Reimbursements. In the event that Executive receives reimbursement of expenses or in-kind benefits pursuant to this Agreement, such reimbursement or benefit shall meet the following requirements: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

CYREN INC.

By:	/s/ Lior Samuelson
Name:	Lior Samuelson
Title:	Chairman and Chief Executive Officer

EXECUTIVE

By:	/s/ Brett Michael Jackson
Brett Michael Jackson

EXHIBIT A

CYREN CONFIDENTIAL INFORMATION
AND INVENTION ASSIGNMENT AGREEMENT

THIS CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of the date set forth below by and between (i) Cyren Inc. (“Cyren”) and (ii) the undersigned individual (“Executive”).

AGREEMENT

In consideration and as a condition of Executive’s engagement by Cyren and the compensation paid therefor, the sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Confidential Information.

(a) Confidentiality. In addition to the Nondisclosure requirements of the Executive Employment Agreement, Executive agrees to keep confidential, except as Cyren may otherwise consent in writing, and not to publish, disseminate or otherwise disclose, or make any use of except for the benefit of Cyren, at any time either during or subsequent to his term of service, any trade secrets or confidential information, knowledge or data of Cyren, including but not limited to that which relates to Cyren or its products, software, research, inventions, services, development, Assignable Inventions (as hereafter defined), processes, know-how, designs, formulas, test and evaluation data, purchasing, accounting, customer lists, business plans, marketing plans and strategies, pricing strategies, employees and employee compensation, or other subject matter pertaining to any business of Cyren or any of its clients, customers, Executives, stockholders, licensees, licensors or affiliates, that Executive may produce, obtain or otherwise acquire or have access to during the course of his engagement by Cyren (collectively the “Confidential Information”), except as herein provided. Executive further agrees not to deliver, reproduce or in any way allow any Confidential Information to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of Cyren. All Confidential Information, and all tangible materials containing Confidential Information, are and shall remain the sole property of Cyren. Without Cyren’s prior written approval, Executive will not directly or indirectly disclose the terms of this Agreement to any third party.

(b) Limitation. Executive shall have no obligation under this Agreement to maintain in confidence any information that: (i) is in the public domain at the time of disclosure, (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Executive’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, as of the date of its entering the public domain or (iii) is shown by documentary evidence to have been known by Executive prior to disclosure to Executive by Cyren.

(c) Former Employer Information. Executive agrees that he will not, during the term of his employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, and (ii) bring onto the premises of Cyren any document or confidential or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Executive will indemnify Cyren and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d) Third Party Information. Executive recognizes that Cyren has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on Cyren’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees that Executive owes Cyren and such third parties, during Executive’s engagement by Cyren and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm and to use it in a manner consistent with, and for the limited purposes permitted by, Cyren’s agreement with such third party.

2. Conflicts of Interest. Executive agrees that, during his engagement with Cyren, Executive will not engage in any other employment, occupation, consulting or other activity relating to the business in which Cyren is now or may hereafter become engaged, or that would otherwise conflict with his obligations to Cyren.

3. Inventions.

(a) Inventions Retained and Licensed. Executive has attached hereto, as an exhibit, a list describing all inventions, ideas, improvements, designs and discoveries, whether or not patentable and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to Executive (whether made solely by Executive or jointly with others) that (i) were developed by Executive prior to Executive’s engagement by Cyren (collectively, “Prior Inventions”), (ii) relate to Cyren’s actual or proposed business, products or research and development and (iii) are not assigned to Cyren hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. Executive hereby acknowledges that, if in the course of his service for Cyren, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which he or she has an interest, Cyren is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide right and license to make, have made, modify, use, sell, sublicense and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. Except as provided in Section 3(e) hereof, Executive hereby assigns and transfers to Cyren his entire right, title and interest in and to all inventions, ideas, improvements, designs and discoveries (the “Inventions”), whether or not patentable and whether or not reduced to practice, made or conceived by Executive (whether made solely by Executive or jointly with others) during the period of his service with Cyren that (i) relate in any manner to the actual or demonstrably anticipated business, work or research and development of Cyren, its affiliates or subsidiaries, (ii) are developed in whole or in part on Cyren’s time or using Cyren’s equipment, supplies, facilities or Confidential Information or (iii) result from or are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of Cyren, its affiliates or subsidiaries. Executive further acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment by Cyren and that are protectable by copyright are “works made for hire,” as defined in the U.S. Copyright Act.

(c) Disclosure of Inventions. Executive agrees that in connection with any Invention: (i) Executive shall promptly disclose such Invention in writing to the Cyren President on an “Invention Notification” (which shall be received in confidence by Cyren), in order to permit Cyren to claim rights to which it may be entitled under this Agreement and (ii) Executive shall, at Cyren’s request, promptly execute a written assignment of title to Cyren for any Invention required to be assigned by Section 3(b) (an “Assignable Invention”), and Executive will preserve any such Assignable Invention as Confidential Information of Cyren.

(d) Patent and Copyright Registrations. Executive agrees to assist Cyren, or its designee, at Cyren’s expense, in every proper way to secure Cyren’s rights in the Assignable Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Cyren of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and other instruments that Cyren shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Cyren, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Assignable Inventions, and any copyrights, patents, or other intellectual property rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of Executive’s engagement by Cyren. If Cyren is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any U.S. or foreign patents or copyright registrations covering Assignable Inventions or original works of authorship assigned to Cyren as above, then Executive hereby irrevocably designates and appoints Cyren and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

(e) Other Obligations. Executive acknowledges that Cyren from time to time may have agreements with other persons or companies that impose obligations or restrictions on Cyren regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of Cyren thereunder.

4. Return of Confidential Material/Company Assets. In the event of termination of Executive’s services for Cyren for any reason whatsoever, Executive agrees to promptly surrender and deliver to Cyren all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his services for Cyren, and Executive will not retain or take with him any tangible materials containing or pertaining to any Confidential Information that Executive may produce, acquire or obtain access to during the course of his engagement. Executive also agrees to return all company assets all Cyren -related information and property that the employee has in his/her possession, including without limitation, documents, files, records, manuals, information stored on a personal computer or on a computer disc, supplies, and equipment or office supplies. Violation of this policy is a serious offense and will result in appropriate disciplinary action, up to and including discharge.

5. Computer and Communication Accounts. Cyren may provide Executive with one or more accounts that provide Executive with access to Cyren’s computer network (including without limitation e-mail systems) and voice mail and other communication systems. In using such account(s), Executive agrees to comply in all respects with Cyren’s access and usage policies and procedures as in effect from time to time. Except in accordance with such policies, Executive shall not encrypt, password protect or otherwise restrict access to any messages, communications, files or other data on Cyren’s computer network or communication systems without the prior written consent of Cyren. In the event that Executive does encrypt or password protect any messages, communications, files or other data, Executive shall provide an authorized employee of Cyren with each encryption key and/or password so used by Executive on Cyren’s computer network or communication systems. Cyren shall have the right to access, review, monitor and/or terminate any or all of Executive’s accounts at any time and for any reason and Executive agrees to fully cooperate with and assist Cyren in connection with removing any passwords used by Executive, and/or decrypting any messages, communications, files or other data encrypted by Executive, on Cyren’s computer network or communication systems.

7. Representations. Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s retention by Cyren. Executive has not entered into, and Executive agrees that he or she will not enter into, any oral or written agreement in conflict herewith.

8. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Delaware. Executive hereby expressly consents to the personal jurisdiction of the courts located in Delaware for any lawsuit arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement is an exhibit to and supplements the Executive Employment Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Executive’s duties or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of Cyren, its successors, and its assigns.

(e) Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Confidential Information and Invention Assignment Agreement as of April 23, 2019.

EMPLOYEE		CYREN INC.

By:	/s/ Brett Michael Jackson	By:	/s/ Lior Samuelson
Name:	Brett Michael Jackson	Name:	Lior Samuelson
		Title:	Chairman and Chief Executive Officer